Exhibit 99.1

Impac Mortgage Holdings, Inc. Annual Stockholders’ Meeting Tuesday, July 19, 2016

Safe Harbor Statement During this presentation we will make projections or other forward-looking statements in regards to but not limited to GAAP and taxable earnings, cash flows, interest rate and market risk exposure, mortgage production and general market conditions. I would like to refer you to the “Business Risk Factors” in our most recently filed Form 10K filed under the Securities and Exchange Act of 1934. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements. This presentation including outlook and any guidance is effective as of the date given and we expressly disclaim any duty to update the information herein.

2015 Overview CashCall Mortgage acquisition Total originations of $9.3 billion Operating income (excluding changes in contingent consideration) of $33.5 million From December 31, 2014 to December 31, 2015: Book value per share increased from $2.60 to $11.09 IMH share price increased from $6.20 to $18.00 Market capitalization increased from $59.5 million to $185.9 million

2015 Total Originations of $9.3B 2013 2014 2015 2016 (YTD 6/30) $2.5 $2.8 $9.3 $5.6 $0 $1 $2 $3 $4 $5 $6 $7 $8 $9 $10 (in billions)

Mortgage Originations by Channel 2013 2014 2015 2016 (YTD 6/30) Wholesale $971.2 $598.9 $1,449.2 $653.7 Retail $709.4 $80.3 $5,571.8 $4,145.6 Correspondent $867.8 $2,169.6 $2,238.0 $797.9 $- $1,000.0 $2,000.0 $3,000.0 $4,000.0 $5,000.0 $6,000.0 (in millions)

Servicing Portfolio Increased to $6.6B 12/31/2013 12/31/2014 12/31/2015 6/30/2016 UPB $3.1 $2.3 $3.6 $6.6 $- $1.0 $2.0 $3.0 $4.0 $5.0 $6.0 $7.0 (in billions)

2015 Operating Income of $33.5M* *excluding changes in contingent consideration 2013 2014 2015 2016 (Q1) $(1.6) $(13.2) $33.5 $7.0 $(15.0) $(10.0) $(5.0) $- $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 $35.0 (in millions)

Capital Transactions May 2015 - issued $25 million in convertible notes June 2015 - entered into $30 million credit facility with Macquarie Group December 2015 - entered into equity distribution agreement to sell common stock through an ‘At the Market Transaction’ or “ATM” January 2016 - Converted $20 million of debt (originally issued in 2014) into common stock, increasing book value by $20 million

2016 YTD Originations by Channel Wholesale Retail Correspondent Q1 2016 $319.3 $1,653.0 $376.9 Q2 2016 $334.4 $2,492.6 $421.0 $0 $500 $1,000 $1,500 $2,000 $2,500 (in millions)

2016 Looking Ahead Initiation of JMP Securities analyst coverage Mortgage lending growth Leverage servicing recapture capabilities Selectively utilize ATM to raise capital accretively

This concludes my prepared remarks, thank you for attending Impac Mortgage Holdings, Inc. 2016 Annual Stockholders’ Meeting.